Exhibit 99.1

NEWS
RELEASE

            Vectren Corporation
            P.O. Box 209
                                   Evansville, IN 47702-0209
December 13, 2006

FOR IMMEDIATE RELEASE

Investor Contact: Steve Schein - (812) 491-4209 or sschein@vectren.com
Media Contact: Mike Roeder - (812) 491-4143 or mroeder@vectren.com

Vectren Issues Initial 2007 Earnings Guidance

EVANSVILLE, Indiana - Vectren Corporation (NYSE: VVC) today announced earnings guidance for 2007 of $1.65 to $1.80 per share of common stock. This does not include any potential earnings from the Company’s Section 29 investment in Synfuels which is presently estimated to be between $0.09 and $0.11 per share. Additionally, the company announced it expects to report 2006 earnings of $1.44 to $1.49 per share of common stock. This includes a synfuel related loss of ($0.04) to ($0.05), and the recently announced settlement charge of ($0.09) related to a lawsuit between Vectren’s joint venture gas marketer, ProLiance Energy, LLC, and the municipal gas utility for the City of Huntsville, Alabama.

“Our 2007 earnings guidance from Vectren operations of $1.65 to $1.80 represents a significant improvement over 2006. The 2007 guidance is in line with street expectations and illustrates the improving utility earnings and continued strength of our nonutility businesses while providing a stronger base that supports our goal of growing earnings by an annual average of 5% or more,” said Niel C. Ellerbrook, Vectren Chairman, President and CEO.

Ellerbrook added, “Our utility businesses will benefit from new rate design and conservation program orders recently implemented for our Ohio and Indiana North gas utility territories that enable us to help our customers lower their gas bills by promoting reduced consumption. The new rate design is in effect for approximately 90% of our gas customers and provides for the recovery of substantially all of the costs found to be appropriate in prior rate cases while at the same time authorizing comprehensive programs designed to help customers lower their bills by using less gas commodity. Our existing normal temperature adjustment in Indiana, implemented in October 2005, will help to continue to mitigate any impact from the recent trend of winters which have been warmer than the 30 year average. Additionally, Indiana South gas and electric rate increases expected late summer of 2007 will help us earn our authorized returns and provide earnings growth in 2007 and beyond.”

“On the nonutility front, we have strengthened our three primary businesses. Expansion of ProLiance’s year end storage capacity by over 25%, a full year of more efficient high wall mining at our Cypress Creek mine and 100% ownership of Miller Pipeline will all benefit 2007. In addition, we eliminated risk and narrowed our focus through the recently completed sale of our broadband investment and hedging our synfuels tax credits,” said Ellerbrook.

Utility Group
Our utility group is expected to contribute 2006 earnings per share in the range of $1.17 to $1.19, down from $1.26 in 2005. The decrease in 2006 is primarily attributable to a decline in average use per customer along with increased depreciation and interest expense. Operation and maintenance expenses are expected to increase less than one percent.

The utility group is expected to contribute $1.20 to $1.30 earnings per share in 2007, an improvement of approximately 6% over 2006. Improved utility margins will reflect the benefits of a full year of conservation/decoupling recovery, incremental returns on environmental expenditures and expected gas and electric base rate relief in late summer of 2007. The margin increases will be somewhat offset by depreciation expense related to new plant placed in service.

Nonutility Group
Exclusive of synfuel related earnings, our nonutility group is expected to contribute 2006 earnings per share in the range of $0.32 to $0.34, down from $0.49 in 2005. The decrease in 2006 is primarily attributable to lower ProLiance earnings due to recording the Huntsville litigation settlement and a decline in third and fourth quarter operating margins. Margins for the same periods in 2005 were extraordinarily high as the result of volatile gas prices following hurricane Katrina. In addition, 2005 contains a $0.05 after tax gain related to the sale of an investment by Haddington Energy Partners.

Exclusive of synfuel related earnings, our nonutility group is expected to contribute $0.43 to $0.53 earnings per share in 2007, a substantial improvement over 2006. The 2007 increase relates to continued growth at all three primary business units.

Synfuels
Since the opportunity for synfuel related earnings end with calendar 2007, the company has excluded synfuel related results from its 2007 earnings guidance. Given hedges in place, the company expects 2006 synfuel related results to be a loss of ($0.04) to ($0.05) per share, compared to an earnings contribution of $0.15 in 2005. After reflecting the expected effects of hedging, synfuel related earnings are expected to be $0.09 to $0.11 per share in 2007.

Live Webcast on December 14, 2006
Vectren management will provide further details during a conference call with financial analysts on Thursday, December 14, 2006 at 10:00 a.m., EST. To participate in the call, analysts are asked to dial 1-800-946-0774, and present the conference call ID# 4085527.

All interested investors may listen to a live audio-only webcast accompanied by a slide presentation which will be available on Vectren’s website, www.vectren.com, by choosing the “2007 Earnings Guidance Webcast” icon located on the right-hand side of the page. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting. A replay of the conference call will also be available via phone through December 18, 2006. The phone replay may be accessed by dialing: 1-888-203-1112, reference number 4085527.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.